Exhibit 10.8

OFFER LETTER

July 31st, 2006

Dr. James P. Yee

Dear Jim:

I am pleased to offer you a position with Expression Diagnostics, XDx, Inc. (the “Company”) as Chief Medical Officer, reporting to Pierre Cassigneul, the Company’s President and CEO. Your full-time employment with the Company will commence August 1st, 2006.

Effective upon commencement of your full-time employment at the Company you will receive a monthly salary of $20,850.00, which will be paid in accordance with the Company’s normal payroll procedures. As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as they may exist from time to time.

Following the commencement of your full-time employment, the Company will pay you a sign-in bonus of $40,000 at the completion of the third month. After nine months of employment the Company will pay you a second bonus of $50,000. At the end of the 2007 calendar year the company will pay you a third bonus of $30,000.

During the first year of your employment if you chose to relocate closer to the new address of the Company in Brisbane, California, the Company will pay for expenses related to your relocation, up to an amount of $40,000 (covered expenses could be closing costs, moving costs etc).

In recognition of your past experience, the Company grants you four weeks of vacation per year which will begin to accrue on day one of your employment at the Company. It is understood that you will be eligible to take a four week vacation at the beginning of your employment with XDx.

The Company understands and agrees that you may spend as much as eight (8) hours a week in consulting services to Celera until the end of October 2006.

Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 200,000 shares of the Company’s Common Stock post Series E close. One fourth of this option will vest 12 month after your actual start date, subject to your continued employment with the Company, in the subsequent 36 months the option will vest as to one forty-eighth (1/48th) of the total number of shares at the end of each calendar month. Details of the price of these options will be provided in your stock option grant and determined by the board of directors.

750 Gateway Boulevard Suite H South San Francisco California 94080 tel 650 624 0120 fax 650 624 0125

www.xdx.com

Starting in 2007 you will be eligible for bonus plans that will be devised to maximize the company value and give you incentive to contribute to the value creation. These plans may or may not include stock options, cash, other possible incentives and any combination of these. Each annual incentive plan for the years beyond 2007 will be communicated to you prior to the beginning of the each new fiscal year.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a condition to your employment with the Company, you will be required to sign the Company’s standard Arbitration Agreement and Employment, Confidential Information, and Invention Assignment Agreement, a copy of which is enclosed.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, sign the enclosed Arbitration Agreement and Employment, Confidential Information, and Invention Assignment Agreement, and return them to XDx in the enclosed envelope. A duplicate original offer letter is enclosed for your records. This letter, along with the Employment, Confidential Information, and Invention Assignment Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This offer of employment will remain valid through July 1st, 2006.

We look forward to working with you at Expression Diagnostics, Inc.

Sincerely,

EXPRESSION DIAGNOSTICS, INC.

/s/ Pierre G. Cassigneul
Pierre G. Cassigneul President and CEO

ACCEPTED AND AGREED TO this
1st day of August, 2006.

/s/ James P.Yee
Dr. James Yee

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